Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-148995) of Honeywell International Inc. of our report dated June 25, 2008 relating to the financial statements of the Honeywell Savings and Ownership Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 26, 2008